Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is between Veru Inc. (“Company”) and Brian Groch (“Employee”).

RECITALS

The Company and Employee desire to effect a final resolution and settlement of all matters and issues relating directly or indirectly to Employee’s employment with the Company and Employee’s April 16, 2018 resignation from that employment (the “Resignation Date”), and have arrived at a compromise of all such matters in this Agreement.

AGREEMENTS

1. Acknowledgment of Full Compensation. Employee acknowledges and agrees that, with the payment by the Company to Employee of $31,548.55 (gross), an amount representing Employee’s unused days of vacation and all outstanding wages earned through and including the Resignation Date, all less ordinary tax withholding and all required deductions, which payment shall be made no later than April 20, 2018, Employee will have received from the Company all salary, fringe benefits (including without limitation by enumeration vacation pay, bonuses, and retirement plan contributions) and all other compensation and benefits owed by the Company to Employee through and including the Resignation Date, except for reimbursement for outstanding business-related expenses Employee incurred on behalf of the Company, which shall be handled and reimbursed in accordance with the Company’s expense reimbursement practices.

2. Consideration. Conditioned upon Employee’s signing of this Agreement, Employee’s return of this Agreement to the Company on April 20, 2018, and Employee’s compliance with Employee’s obligations under this Agreement, the Company shall:

(a) pay Employee a total gross separation payment of $153,203.22 (gross), less ordinary tax withholding and all required deductions, an amount representing the approximate equivalent of six (6) months’ base salary, plus $12,069.42 (gross), less ordinary tax withholding and all required deductions, an amount representing the approximate equivalent of the amount the Company would contribute towards Employee’s group health, dental and vision insurance premiums, as applicable, for six (6) months for the same type(s) and amount(s) of coverage Employee had existing as of the Resignation Date, both of which shall be paid in a series of separate installment payments over six months consistent with the Company’s normal payroll schedule. The first installment payment shall be payable on the first regularly scheduled Company payroll disbursement date following April 20, 2018;

(b) pay $97,335.00 (gross), less ordinary tax withholding and all required deductions, an amount representing Employee’s fiscal year 2017 bonus that was issued to Employee in the form of a non-qualified stock option for 97,335 shares of common stock on

December 14, 2017 under the Company’s 2017 Equity Incentive Plan that terminated as of the Resignation Date, on the first regularly scheduled Company payroll disbursement date following April 20, 2018;

(c) agree to identify Employee’s separation as a resignation on the Form 8-K that the Company has to file with the United States Securities and Exchange Commission (“SEC”), which the Company is required to file with the SEC not later than April 20, 2018;

(d) not contest any claim for unemployment insurance benefits filed by Employee after the Resignation Date; provided, however, that nothing in this Agreement shall prohibit the Company from responding truthfully to any inquiries from the unemployment insurance division of the pertinent state unemployment insurance agency. Employee acknowledges and agrees that it is the parties’ intent that Employee shall not be eligible for unemployment insurance benefits during the six (6) month period following Employee’s satisfaction of the conditions specified in this paragraph 2 because Employee will be receiving separation pay allocated to that period of time. The Company reserves the right to challenge any application seeking benefits for any portion of the aforementioned six (6) month period; and

(e) permit (i) the part of the non-qualified stock option to purchase 300,000 shares of common stock issued to Employee on August 2, 2017 (the “August 2017 Stock Option”) under the Company’s 2017 Equity Incentive Plan that is scheduled to vest on August 2, 2018 (100,000 shares) to vest on such vesting date conditioned on Employee being available to provide transition consulting assistance pursuant to paragraph 16 of this Agreement through such vesting date and permit such part of such stock option, if it so vests, to be exercised in accordance with the terms of the Company’s 2017 Equity Incentive Plan and the applicable stock option grant agreement through August 2, 2019, and (ii) the part of the non-qualified stock option to purchase 50,000 shares of common stock issued to Employee on December 4, 2017 (the “December 2017 Stock Option”) under the Company’s 2017 Equity Incentive Plan that is scheduled to vest on December 4, 2018 (16,666 shares) to vest on such vesting date conditioned on Employee being available to provide transition consulting assistance pursuant to paragraph 16 of this Agreement through such vesting date and permit such part of such stock option, if it so vests, to be exercised in accordance with the terms of the Company’s 2017 Equity Incentive Plan and the applicable stock option grant agreement through December 4, 2019. Employee acknowledges and agrees that all other stock options issued to Employee under the Company’s 2017 Stock Option Plan, including the remainder of the August 2017 Stock Option that is scheduled to vest on August 2, 2019 and August 2, 2020 (200,000 shares total) and the remainder of the December 2017 Stock Option that is scheduled to vest on December 4, 2019 and December 4, 2020 (33,334 shares total), are unvested, shall terminate as of the Resignation Date and may not be exercised.

Notwithstanding anything contained herein to the contrary, Employee’s right to continue to receive installment payments under paragraph 2(a) after June 8, 2018, Employee’s right to have the portion of the August 2017 Stock Option vest on August 2, 2018 under paragraph 2(e)(i) and Employee’s right to have the portion of the December 2017 Stock Option vest on December 4,

2018 under paragraph 2(e)(ii) is each expressly conditioned upon (i) Employee’s signing of Exhibit A to this Agreement and Employee’s return of Exhibit A to the Company within the time period specified in Exhibit A, (ii) expiration of the seven day revocation period after Employee’s execution of Exhibit A without revocation, and (iii) Employee’s properly executing and returning the attached acknowledgment form to the Company (Exhibit B) indicating Employee’s decision not to revoke Exhibit A. Should Employee not satisfy the conditions specified in (i)-(iii) of this paragraph, Employee shall not be entitled to any severance payments after June 8, 2018 under paragraph 2(a) or vesting of any portion of the August 2017 Stock Option or December 2017 Stock Option under paragraph 2(e), and shall only be entitled to the severance payment installments under paragraph 2(a) received by Employee up to June 8, 2018.

The consideration specified in this paragraph 2 shall not be deemed “compensation” for purposes of any of the Company’s qualified retirement plans or other benefit programs, and payment of this consideration does not entitle Employee to any retirement plan contributions by the Company for Employee’s benefit or account. The consideration specified in this paragraph 2 are not amounts to which Employee is otherwise entitled, and constitutes additional consideration for Employee’s release and waiver of potential claims identified in paragraph 5 below, for Employee’s release and waiver of potential claims identified in Exhibit A (including Employee’s release and waiver of potential claims under the Age Discrimination in Employment Act), and for the promises contained in paragraphs 13 and 16.

3. Confidentiality and Non-Disclosure of the Terms of this Agreement. Employee agrees that this Agreement, and its terms and provisions, are strictly confidential and shall not be divulged or disclosed in any way to any person other than Employee’s spouse, legal counsel, or tax advisor. Should Employee choose to divulge the terms and conditions of this Agreement to Employee’s spouse, legal counsel, or tax advisor, Employee shall ensure that they will be similarly bound to keep the same confidential. A breach of this paragraph by Employee’s spouse, legal counsel, or tax advisor shall be considered a breach of this paragraph by Employee.

4. Non-Admission of Liability. Neither this Agreement nor any action taken by the Company or Employee pursuant to it shall in any way be construed as an admission by the Company or Employee of any liability, wrongdoing, or violation of law, regulation, contract or policy regarding any of the Company’s or Employee’s decisions and actions regarding the employment or separation from employment of Employee.

5. Release. For valuable consideration from the Company as stated above, Employee, for Employee and Employee’s heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature that Employee may have against the Company, its affiliates, subsidiaries, predecessors, successors and assigns and its and their present, former or later insurers, agents, representatives, officers, administrators, directors, shareholders and employees (collectively “Releasees”), which arise out of or are in any manner based upon or related to the employment relationship between Employee and the Company, and the end of that relationship, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that this Agreement will not affect any existing obligations that the Company may have to indemnify Employee and will not prevent any party from asserting a claim against the other party for breach of this Agreement.

Without limitation to the foregoing, Employee specifically releases, waives and forever discharges the Releasees from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under Chapter 21 of the Texas Labor Code; Texas Whistleblower Act; Texas Payday Law; the Texas Anti-Retaliation Act; Florida Civil Rights Act; Florida Whistleblower Protection Act; Florida Workers’ Compensation Retaliation provision, Florida Minimum Wage Act; Article X, Section 24 of the Florida Constitution; Title VII of the Civil Rights Act of 1964, as amended; the Genetic Information Nondiscrimination Act; the Americans With Disabilities Act, as amended; Section 1981 of U.S.C. Title 42; National Labor Relations Act; Employee Retirement Income Security Act of 1974; the Equal Pay Act; state or federal parental, family and medical leave acts; the Uniformed Services Employment and Reemployment Rights Act (USERRA), or any other local, state, or federal military and/or veterans rights act, or any other claim based on veteran status; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, breach of contract (express or implied) and/or any other tort or common law cause of action.

6. No Limitation of Rights. The waiver and release in paragraph 5 does not affect those rights or claims that arise after the execution of this Agreement. Nor does the waiver and release affect those rights or claims that cannot be waived by law. While nothing contained in this Agreement shall be interpreted to prevent the United States Equal Employment Opportunity Commission (“EEOC”) or equivalent state or local agency, the SEC, the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state or local agency or commission from investigating and pursuing any matter which it deems appropriate, Employee understands and agrees that, by signing this Agreement, Employee is waiving any and all rights Employee may have to reinstatement, damages, remedies, costs, attorney’s fees or other relief as to any claims Employee has released and any rights Employee has waived as a result of Employee’s execution of this Agreement. Nothing contained in this Agreement is intended to limit Employee’s right or ability to file a charge with the EEOC or equivalent state or local agency, SEC, NLRB, OSHA, or any other federal, state or local agency or commission, or to receive an award for providing information to these agencies. The EEOC or equivalent state or local agency, SEC, NLRB, OSHA, and any other federal, state or local agency or commission have the authority to carry out their statutory duties by investigating the charge, issuing a determination, filing a lawsuit in court in their own name, or taking any other action authorized under law. Employee retains the right to testify, assist or participate in any such action. Employee retains the right to communicate with the EEOC or equivalent state or local agency, SEC, NLRB, OSHA, or any other federal, state or local agency or commission and such communication can be initiated by Employee or in response to the government and is not limited by the non-disparagement obligations contained in paragraph 11 of this Agreement.

7. No Reinstatement, Reemployment or Rehire. Employee expressly declines reinstatement, reemployment or rehire by the Company and waives all rights to claim such relief. If Employee should apply for employment with the Company or with any of its related entities in the future, Employee agrees that Employee has no entitlement to such employment and may be denied employment on the basis of this Agreement.

8. No Representations as Employee. After the Resignation Date, Employee agrees that Employee will not represent Employee as being a current employee, officer, attorney, agent or representative of Company for any purpose. Within five business days of the Resignation Date, Employee specifically agrees to update any and all social media accounts the Employee accesses, uses or maintains to remove any reference to Employee being a current employee of the Company. For purposes of this paragraph 8, social media accounts include, without limitation, Facebook, LinkedIn and Twitter.

9. No Pending Matters. Employee warrants and represents that Employee has not filed any pending complaint, charge, claim or grievance concerning Employee’s compensation, separation from employment or terms and conditions of employment against the Company with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on behalf of Employee, Employee will immediately request that agency, commission, or court to dismiss such proceeding with prejudice.

10. No Injuries. Employee acknowledges and agrees that Employee has reported to Company management any and all workplace injuries (if any) sustained by Employee during Employee’s employment with the Company and that Employee is not aware of any facts that would give rise to a worker’s compensation claim that has not already been properly reported.

11. Non-Disparagement. Employee agrees to maintain a positive and constructive attitude and demeanor towards the Company, its directors, officers, shareholders, employees and agents, and agrees to refrain from making derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents, to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors, and referral sources. Nothing contained in this paragraph shall be construed to prohibit Employee from providing truthful testimony in any administrative, state or federal proceeding or cooperating in an investigation conducted by the EEOC or equivalent state or local agency, SEC, NLRB, OSHA, or any other federal, state or local agency or commission. The Company agrees to cause its officers to maintain a positive and constructive attitude and demeanor towards Employee and to refrain from making derogatory comments or statements of a negative nature about Employee.

12. Restrictive Covenant Obligations. Employee reaffirms that Employee will abide by the confidentiality obligations in Section 7 of the Executive Employment Agreement executed between the parties on or about December 20, 2016 (the “Employment Agreement”); the non-solicitation and non-interference obligations in Section 8 of the Employment Agreement; the intellectual property obligations in Section 13 of the Employment Agreement; and the security and exit obligations in Section 14 of the Employment Agreement (collectively, the “Restrictive Covenant Obligations”). Employee agrees that the Restrictive Covenant Obligations are reasonable as to their terms and are fully enforceable against him. Employee represents and agrees that Employee has not to-date breached any of the Restrictive Covenant Obligations. The Company acknowledges and agrees that the non-competition obligations in Section 8.2 of the Employment Agreement shall terminate as of the Resignation Date.

13. Trade Secrets.

(a) Protection of Trade Secrets. Notwithstanding the provisions of Section 7 of the Employment Agreement, the parties agree that nothing in this Agreement nor in Section 7 of the Employment Agreement shall be construed to limit or negate any statutory or common law of torts or trade secrets, where such law provides Company with broader protection than that provided in this Agreement or in Section 7 of the Employment Agreement. After termination of employment, Employee shall not use or disclose the trade secrets of Company as long as they remain trade secrets.

(b) Notification of Trade Secret Rights. Employee will be immune from criminal and civil liability under any federal or state trade secret law for any disclosure of the Company’s trade secret(s) that is made (i) in confidence to an attorney or to a federal, state or local government official solely for the purpose of reporting or investigating a suspected violation of law and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Employee may disclose the relevant trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding provided (i) any filing containing the trade secret is made under seal; and (ii) Employee does not disclose the trade secret, except pursuant to a court order.

14. Specific Performance. Employee acknowledges and agrees that irreparable injury to Company may result in the event that Employee breaches any covenant in this Agreement, and that the remedy at law for the breach of any such covenant will be inadequate. If Employee engages in any act in violation of any provision of paragraph 13, Employee agrees that Company shall be entitled, in addition to such other remedies and damages that may be available to it by law or under this Agreement, to injunctive relief to enforce such provisions without the necessity of posting a bond.

15. Return of Company Property. Employee represents and agrees that Employee has returned any and all Company records and files and any copies thereof (whether in electronic or paper form), keys, keyless entry cards, documents, confidential or proprietary information, computer equipment, CDs, computer software programs, vehicles, credit cards and any other property owned by or belonging to the Company in Employee’s possession or under Employee’s control on or after the Resignation Date without any originals or copies being kept by Employee or conveyed to any other person or entity. Employee acknowledges and agrees that Employee will use reasonable care to properly ship any Company property back to the Company via a shipment method that does not cause damage or destruction to Company property. Employee also agrees to cooperate with any request by the Company to review the Employee’s personal electronic device(s) for purposes of removing any Company data. Employee acknowledges that, to the extent permitted by law, Employee will be liable to Company for the Company’s costs incurred in enforcing its rights under this paragraph 15, including Company’s reasonable attorneys’ fees.

16. Transition Consulting Assistance. As a precondition for receiving certain benefit(s) specified in paragraph 2(e) above, following execution of this Agreement, Employee agrees that Employee will make himself available at reasonable times and use his best efforts to answer any of the Company’s questions or to otherwise assist the Company in making an orderly transition. Without limitation to the foregoing, Employee acknowledges and agrees that he will use his best efforts to answer any of the Company’s inquiries concerning matters for which he was responsible during his active employment with the Company. Employee further acknowledges and agrees that he shall receive no additional consideration for time spent answering the Company’s questions or otherwise providing such assistance as described in this paragraph 16, as the consideration referenced in paragraph 2(e) above represents adequate consideration for his answering such questions and otherwise providing such assistance.

17. Binding Agreement. This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.

18. Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any controversy between Company and Employee arising under or relating to this Agreement shall be determined by the Circuit Court of Miami-Dade County, Florida, and the parties agree not to present any such controversy to any other court or forum. The parties expressly consent to the exclusive jurisdiction of the Circuit Court of Miami-Dade County, Florida.

19. Severability. It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

20. Effect of Termination. Employee acknowledges and agrees that the Employment Agreement has terminated and that all obligations imposed on either party under the Employment Agreement have ceased effective the date of Employee’s termination from employment, except as otherwise expressly provided in the Employment Agreement. Notwithstanding the foregoing, Employee agrees that Sections 5.8(a), 5.8(b), 6, 7, 7.1(a), 7.1(b), 7.1(c), 8, 8.1, 8.3, 8.4, 8.5, 8.6, 8.7, 9, 10, 11, 12, 13, 13.1, 13.2, 13.3, 13.4, 14, 14.1, 14.2, 15, 16, 17, 18, 19, 20, 21, 21.1, 21.2, 21.3, 21.4, 21.5, 22, 23, 25, 26, 27, and 28 of the Employment Agreement shall continue in full force and effect notwithstanding the termination of Employee’s employment with the Company and the termination of the Employment Agreement.

21. Acknowledgement of Resignation. By signing this Agreement, Employee acknowledges that Employee has resigned from the position of Chief Commercial Officer of the Company, and all other positions Employee holds with respect to the Company or any subsidiary thereof, effective as of the Resignation Date.

22. Complete and Exclusive Agreement. The parties understand and agree that this Agreement (with all Exhibits attached hereto) is final and binding and, excepting solely the Restrictive Covenant Obligations referenced in paragraph 12 and the provisions of the Employment Agreement referenced in paragraph 20, constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

23. Consideration Period. Employee represents that Employee has had the opportunity and time to consult with legal counsel concerning the provisions of this Agreement, if Employee so chooses, and that Employee has been given an adequate amount of time to consider this Agreement. Employee acknowledges and agrees that in signing this Agreement, Employee does not rely and has not relied upon any representation or statement by any of the Releasees’ agents, employees, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement. Employee understands and agrees that if Employee does not return the signed Agreement by 3 p.m. Eastern Time on April 20, 2018, this Agreement will be automatically revoked by the Company and amounts payable hereunder shall be forfeited.

24. Company Right to Revoke. The parties understand and agree that this Agreement will not be effective until the Company’s signing of this Agreement, and that the Company has the right to revoke its offer at any time prior to the Company’s signing of this Agreement, which revocation may be made for any reason including, without limitation, Employee’s making of derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors, and referral sources.

25. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

26. Code Section 409A. This Agreement is intended to satisfy the requirements for the deferral of compensation under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder. All terms used in this Agreement shall be interpreted to the maximum extent possible to satisfy Code section 409A. Notwithstanding anything herein to the contrary, payments provided under this Agreement may be made upon a permissible payment event in a manner that complies with Code section 409A or an applicable exemption. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any separate payment or benefit under this Agreement or otherwise that may be excluded from Code section 409A as separation pay, a short-term deferral or any other applicable exemption or provision of Code section 409A shall be excluded from Code section 409A to the maximum extent possible. Notwithstanding anything herein to the contrary, the Company may amend this Agreement without the consent of Employee to add, alter or remove any provision that the Company deems necessary, appropriate or advisable to comply with Code section 409A. If there is more than one way to add, alter or remove a provision to comply with Code section 409A, the Company shall have the discretion to choose the alternative it believes to be in the best interest of Employee and the Company.

27. Acknowledgment. The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Agreement and its contents, and have signed this Agreement as their free and voluntary act.

IN WITNESS WHEREOF, the parties herein executed this Separation Agreement and General Release as of the date appearing next to their signatures.

Veru Inc.

Date: April 20, 2018	By:	/s/ Mitchell S. Steiner
	Its:	President and CEO

CAUTION: THIS IS A RELEASE. THE COMPANY HEREBY ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY AND READ IT BEFORE SIGNING.

Date: April 20, 2018	/s/ Brian Groch
Brian Groch

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